Exhibit 107

Calculation of Filing Fee Table

FORM S-3
(Form Type)
HOLLEY INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(3)
Newly Registered Securities
	Equity	Common Stock, par value $0.0001 per share
	Equity	Preferred Stock, par value $0.0001 per share
	Debt	Debt Securities
	Other	Depositary Shares
Fees to be Paid	Other	Warrants	457(o)
	Other	Purchase Contracts
	Other	Units
	Other	Subscription Rights
		Unallocated (Universal) Shelf				$200,000,000	0.00014760	$29,520
	Total Offering Amounts					$200,000,000		$29,520
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$29,520

(1)

There are being registered under this registration statement such indeterminate number of shares of common stock, preferred stock, debt securities, depositary shares, warrants, purchase contracts, subscription rights and units of the registrant as shall have an aggregate initial offering price not to exceed $200,000,000. Any of the securities may be sold separately or as units with other securities registered under this registration statement. The securities registered also include such indeterminate amounts and numbers of common stock as may be issued upon conversion of or exchange for common stock, preferred stock, debt securities, depositary shares, warrants, purchase contracts, subscription rights and units that provide for such conversion or exchange.

(2)

The proposed maximum initial offering prices per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered under this registration statement.

(3)	The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.